Exhibit 23.1


Independent Auditors' Consent


The Board of Directors
Rofin-Sinar Technologies Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-13075 and 333-103145) of Rofin-Sinar Technologies Inc. and Subsidiaries of our report dated November 1, 2003, with respect to the consolidated balance sheets of Rofin-Sinar Technologies Inc. and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2003, and all related financial statement schedules, which reports appear in the September 30, 2003, annual report on Form 10-K of Rofin-Sinar Technologies Inc. and Subsidiaries.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."




/s/KPMG LLP
Detroit, Michigan
December 22, 2003